Exhibit 10.1

THE EMPIRE GROUP, LLC
COMPANY ACQUISITION AGREEMENT

Date: July 11, 2011

This Sale and Purchase Agreement (''Agreement'') is between Empire Holding, Inc. (the "Purchaser"), and Chad Mureta and Tayfun Karadeniz (the "Sellers").

INTRODUCTION

Sellers desire to sell and Purchaser desires to purchase all of the equity ownership of Empire Group LLC which is an iPhone Application related business, including those assets and only those liabilities attached therein as described in Exhibit "B" and Exhibit “C” attached hereto and incorporated herein by reference on the terms and conditions set forth in this Agreement.

Purchaser is a wholly owned subsidiary of Bitzio, Inc., a corporation whose common stock is quoted for trading on the OTC Bulletin Board.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1 SALE

Business Management Interests and Assets

1.01. Sellers agree to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase or accept from Sellers, 100% of the equity, membership, and management interest in Empire Group LLC (the “Business”), including, but not limited to, the assets (the “Assets”) described in Exhibit "B" attached hereto and incorporated herein by reference.

Assets Excluded from Sale

1.02. The following assets (the "Excluded Assets") shall be excluded from the Assets to be sold:
(a) Accounts receivable for Apple payments due on sales made prior to the Closing Date but that will have not yet been paid per the Apple payment cycle.
(b) Accounts receivable for Linkshare payments due on sales made prior to the Closing Date but that will have not yet been paid per the Linkshare payment cycle.
(c) All interests in the book entitled How to Make Millions with Apps: Simple Steps to Turn Your Idea into App Success written by Chad Mureta.

The Sellers shall provide the Purchaser with a list of such accounts receivable at the Closing (as defined herein) and the Purchaser shall use its best efforts to collect such accounts receivable and deliver those monies forthwith to the Sellers.

Payment - Consideration for Sale

1.03. In consideration of the sale and transfer of the 100% equity ownership of the Business and the representations, warranties, and covenants of Sellers set forth in this Agreement, Purchaser shall pay the following amounts (the "Purchase Price") to the Sellers:
(a)  the sum of U.S. $200,000.00 or more (the "Initial Sum") to the Broker on behalf of the Sellers by bank wire, certified check, or cashier's check on the Closing Date; and
(b)  the sum of U.S. $200,000.00 (the "Second Sum") to the Broker on behalf of the Sellers by bank wire, certified check, or cashier's check on or before August 31, 2011; and
(c)  the sum of U.S. $200,000.00 (the "Third Sum") to the Broker on behalf of the Sellers by bank wire, certified check, or cashier's check on or before September 30, 2011.

1.04. In the event of a default of payment obligation (a late payment of 60 days or more) Purchaser agrees to immediately and completely transfer ownership of the Empire business back to the Sellers and forfeit previously made payments to Sellers. .

1.05. Purchaser shall assume on the Closing Date only those duties, liabilities and obligations of the Business arising after the Closing Date pursuant to the contracts, agreements, and purchase orders, insurance and leases described on Exhibit "C" attached hereto and incorporated herein by reference, and to all other purchase orders issued by Business in the ordinary course of business after the Closing Date.

Closing

1.06. The closing (the “Closing”) of the purchase and sale described herein shall take place through the offices of the broker, located at:  Marathon Marketing, Inc., 379 Amherst Street PMB 329, Nashua, NH 03062, on no later than July  31, 2011, or at such other time, date, and place mutually agreed upon in writing by Sellers and Purchaser (the ''Closing Date''), without the attendance of either the Sellers or Purchaser. If Purchaser fails to deliver to the Broker on behalf of the Sellers the amounts described in section 1.03(a)hereof by the Closing Date, this Agreement shall be deemed terminated by Purchaser unless the Parties mutually agree in writing (via e-mail or otherwise) to an extension and new closing date.

ARTICLE 2 SELLERS' REPRESENTATIONS AND WARRANTIES

Sellers hereby represent and warrant to Purchaser that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

Ownership

2.01. Sellers are the sole beneficial owners of Business with full right to sell or dispose of the Business and its Assets as Sellers may choose. No other person or persons have any claim, right, title, interest, or lien in, to, or on the Business.

Title to Assets and Properties

2.02. Sellers have good and marketable title to all of the Assets, and interests of the Business, both tangible and intangible. All of these assets and interests are free and clear of liens, pledges, charges, encumbrances, equities, valid claims, covenants, conditions, and restrictions.

Laws and Regulations

2.03. Sellers are not knowingly in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located.

Authority

2.04. Sellers have full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required by Sellers to consummate the transaction contemplated by this Agreement.

Financial Information

2.05. Sellers represent that the financial information disclosed to Purchaser prior to and up to Closing by Sellers is true and accurate and that no material information has been intentionally withheld.  For greater certainty, the Sellers represent to the Purchaser that during the three months preceding the date hereof, gross revenue of the Business has exceeded $70,000.00 per month and expenses of the Business have not exceeded $15,000.00 per month.

Sellers further represent that it will furnish financial information including accounts payable, accounts receivable and cash balances as of the date of this agreement and the closing date expected balances of each within seven days of the date of this agreement and will not deviate from any payments, collections or withdrawals without the written agreement of Purchaser.

Brokers

2.06. Except for Marathon Marketing, Inc. (the "Broker"), Sellers have not retained, consented to, or authorized any other broker, investment banker, or third party to act on Business's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE 3 PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Sellers that:

Authority

3.01. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

Broker

3.02. Neither Purchaser, nor any of Purchaser's officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Future Sale of Business

3.03. If any or all parts of this business are subsequently sold by Purchaser, except as permitted by section 7.03 hereof, all monies owed under 1.03 would be due and payable to the Sellers at the time of closing of that subsequent sale.

ARTICLE 4 COVENANTS

Sellers covenants with Purchaser that from and after the date of this Agreement until the Closing Date, Sellers will and will cause Business to:

Business Operations

4.01. Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation, or accounting without prior written approval of Purchaser.

Maintenance of Assets

4.02. Maintain all Assets in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

Absence of Liens

4.03. Not sell, pledge, lease, encumber, dispose of, or agree to do any of these acts regarding any of the Assets, without the prior written approval of Purchaser.

Preservation of Business

4.04. Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with business requirements.

Preservation of Customer Relations

4.05. Use its best efforts to preserve intact the present customers of Business and the goodwill of all customers and others with respect to the business.

Performance of Obligations

4.06. Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Business's customers, business, properties, and assets.

Notification of Litigation

4.07. Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or judgments, orders, directives, injunctions, or restrictions against or involving the Assets or that could adversely affect the Business.

4.08. Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of business other than ordinary day-to-day operations of the Business.

Payment of Liabilities and Waiver of Claims

4.09. Not do, or agree to do, any of the following acts:

(a) Pay any obligation or liability, fixed or contingent, other than current liabilities.

(b) Waive or compromise any right or claim.

(c) Without full payment, cancel any note, loan, or other obligation owing to Business.

Maintain Existing Agreements

4.10. Not modify, amend, cancel, or terminate any of the Business's existing contracts or agreements, or agree to do so without the written consent of Purchaser.

Taxes and Outstanding Payment Due

4.11. File and maintain accurate records or taxes, fees and costs of taxes that are payable or due prior to Closing, and maintain sufficient funds in business accounts acquired by Purchaser to cover taxes, fees and costs accrued prior to Closing but not yet payable or due at time of Closing.

Proprietary Information

4.12. Take reasonable steps to ensure the confidentiality and security of necessary passwords and source code associated with the maintenance of the Business and the Assets prior to and after Closing.

4.13. Take reasonable steps to ensure the confidentiality and non-disclosure of information concerning the sale of the Business and its Assets, and specifically financial information not available to the public relating thereto.

ARTICLE 5 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

Representations and Warranties

5.01. Each of the representations and warranties of Sellers in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

Due diligence

5.02. From the date hereof, the Sellers will make available to the Purchaser for review, financial statements, books, records and other corporate documents relating to the Business as the Purchaser may reasonably request and the Purchaser will have the opportunity to meet with the Sellers’ accountants and key personnel to discuss the financial and business conditions of the Business and to make whatever further independent investigation the Purchaser deems necessary and prudent. The Sellers will cooperate with the Purchaser in providing such documentation and information as the Purchaser may request. In the event that the transactions contemplated herein are not consummated, the Purchaser will promptly return all financial statements, books, records and other corporate documents to the Sellers.

5.04. Purchaser and Sellers shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by the parties.

ARTICLE 6 PARTIES' OBLIGATIONS AT THE CLOSING

Sellers' Obligations at the Closing

6.01. At the Closing, Seller shall execute, if appropriate, and shall deliver to Purchaser:
(a) A proposed amendment to Business’s Articles of Organization designating Purchaser’s purchase of the Business and change of the designated agent, to be filed with the South Carolina Secretary of State.
(b) 100% of the equity shares of Empire Group LLC
(c) All documentation in the possession of Sellers necessary to operate and to use all Business interests and liabilities being sold to Purchaser in this Agreement.

Sellers, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Purchaser any further assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. Sellers shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all of the Business interests, liabilities, and Assets to be conveyed and transferred by this Agreement. If requested by Purchaser, Sellers further agree to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights, or benefits of the Assets that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Sellers' name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a material breach of this Agreement by Sellers.

Purchaser's Obligation at Closing

6.02. (a) At the Closing, Purchaser shall deliver or shall have delivered to the Broker on behalf of the Sellers the amounts described in section 1.03(a) hereof to be held in escrow until the Assets have been transferred by Sellers to Purchaser pursuant to the terms thereof. The parties agree that the Broker is authorized to disburse such amounts upon receiving written notice from the Purchaser (by e-mail or otherwise) that the Assets have been transferred by the Sellers to the Purchaser. The Sellers acknowledge that such funds shall be disbursed pursuant to a broker's agreement between the Sellers and the Broker, and that Broker is under no obligation to disburse the funds until they are made available by the bank for disbursement. Purchaser agrees to effect complete transition of the Assets listed in Exhibit ‘B” required for release of funds within 7 business days of Closing.

(b) Purchaser will issue a secured debt instrument for the remaining unpaid Second and Third Sums whereby the Business and its Assets will serve as collateral until such amounts have been paid in full.

Transfer of Developer Accounts

6.03. The Sellers shall transfer or cause to be transferred its Apple developer account, Apple developer license and Linkshare.com account to the Purchaser on the Closing Date.

Use of Name

6.04. Sellers agree that, after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name of the Business or any variation of the name except for purposes of designating prior ownership.

Financial Statements

6.05. The Sellers will provide to the Purchaser financial statements for the Business as of and for the years ended December 31, 2009 and December 31, 2010, which financial statements shall have been audited by an independent registered public accountant satisfactory to the Purchaser at the Purchaser’s expense, and unaudited financial statements for the Business as of and for the period ending on the Closing Date, all within 60 days following the Closing Date.

Confidentiality

6.06. The Sellers shall treat confidentially and not disclose, and shall cause the Sellers’s agents, directors, officers, employees, representatives, consultants and advisers (the “Sellers’ Representatives”) to treat confidentially and not disclose any Confidential Information (as defined herein) unless required by law. The Sellers may disclose any of the Confidential Information only to those of the Sellers’s Representatives who are authorized by the Purchaser and need to know such Confidential Information for the successful operation of the Business. The Sellers shall inform the Sellers’ Representatives of the confidential nature of such Confidential Information. The Sellers shall be responsible for any breach of this provision by any of the Sellers Representatives. The Sellers shall not use, and shall cause the Sellers Representatives not to use, the Confidential Information for any purpose other than the successful operation of the Business. The Sellers shall not use the Confidential Information in any way that is, directly or indirectly, detrimental to the Business or the Purchaser. The Sellers acknowledge and agrees that the Purchaser shall be entitled to injunctive relief to prevent breaches of this provision and to specific performance of the terms and conditions of this provision in addition to any other remedy to which the Purchaser may be entitled at law or in equity. In this section, “Confidential Information” means all information of a confidential or proprietary nature, in whatever form communicated or maintained, of or relating to the Business.

ARTICLE 7 GENERAL PROVISIONS

Notices

7.01. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Sellers: Chad Mureta and Tayfun Karadeniz, 1125 48th Ave N #307, Myrtle Beach, SC 29577

If to Purchaser: Gordon McDougall, CEO, Empire Holding, Inc., 548 Market Street, Suite 18224
San Francisco, California, 94104

Assignment of Agreement

7.02. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

7.03. Notwithstanding section 7.02 hereof, the Purchaser may dispose of all or any part of its interest in and to this Agreement or the Assets to its parent company, Bitzio, Inc., or a majority-owned subsidiary of Bitzio, Inc. (the “Permitted Assignee”) provided that the Permitted Assignee shall, prior to and as a condition precedent to such disposition, deliver to the Sellers its covenant with and to the Sellers that to the extent of the disposition, the Permitted Assignee agrees to be bound by the terms and conditions of this Agreement as if it had been an original party hereto.

Governing Law and Forum

7.04. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Subject to the binding arbitration provisions of this Agreement, each party hereby agrees that federal and state courts located in Las Vegas, Nevada, shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts and waives any objection based on inconvenient forum.

Amendments; Waiver

7.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

7.06. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

Reliance Upon Representations and Warranties

7.07. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of the Business and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the material representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement.

Termination of Agreement

7.08. In the event this Agreement is not Closed by the Closing Date, then this Agreement shall terminate on and as of that date. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination.

Dispute Resolution

7.09.
Any conflicts, disputes or controversies arising out of or relating to this Agreement shall be settled by expedited, binding arbitration conducted in Las Vegas, Nevada, under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect and in accordance with such rules. The parties shall mutually agree to one arbitrator within thirty (30) days from a panel of arbitrators knowledgeable and experienced in Internet-based commercial transactions.  In the event that the parties cannot agree upon an arbitrator, the parties agree to use three (3) arbitrators. In accordance with said rules, each party shall each have the right to select one (1) arbitrator; and the two selected arbitrators shall select the third arbitrator. The arbitrators shall, by majority vote, set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an adequate opportunity to discover relevant information regarding the subject matter of the dispute. A majority of the arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorney’s fees and costs, should such majority determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The arbitrators shall render their decision in writing within sixty (60) days of the commencement of the arbitration proceeding.  The decision of a majority of the arbitrators shall be final and binding on the parties.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Arbitration fees and costs shall be split equally, and the parties are solely responsible for their respective lawyer fees.

Force Majeure

7.10.
Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, earthquake, flood, or other natural disaster, epidemic, explosion, casualty, war, terrorism, embargo, riot, civil disturbance, act of public enemy, act of God, or the intervention of any government authority, or similar cause beyond either party’s control, and provided further that the other party may terminate this Agreement if such force majeure condition has continued for a period of thirty (30) consecutive days.

Headings

7.11.
The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All references to this Agreement and the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party hereto or the drafter(s) of this Agreement.

Counterparts

7.12. This Agreement may be signed in counterparts which, together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (e.g., electronic mail or PDF) shall be effective as delivery of a manually executed counterpart to Agreement.

We understand and agree with the terms and conditions of this Agreement and sign our names on the date first above written with the intent to be legally bound by the Agreement.

BUYER:

By	/s/ Gordon McDougall	[authorized signature]
Gordon McDougall, CEO
Empire Holding, Inc.

SELLERS:

/s/ Chad Mureta
Chad Mureta

/s/ Tayfun Karadeniz
Tayfun Karadeniz

EXHIBIT "A"
BUSINESS DESCRIPTION

The Empire Group LLC markets multiple free and paid iPhone software applications in the entertainment, security and wallpaper categories as detailed in Exhibit B.

EXHIBIT "B"
THE ASSETS

1.	All management interests in and to The Empire Group LLC, a South Carolina Limited Liability Company.
2.	Domain ownership and registration for EmpireApps.com.
3.	Website hosting account for EmpireApps.com.
4.
All 21 current applications (and any others that may be added before closing) source code files and intellectual property, including sole ownership of the copyrights where applicable. As of May 10, 2011 the current applications are:

Adorable Babies
Adrenaline Junkie – Emergency Navigation
Alarm Security Phone Protection
Alarm Security Phone Protection and Screen Lock
Bridal Fashion
Face Mirror Zoom HD for iPhone
Fall Foliage
Fingerprint Security - Pro
Halloween Hounds and Kitties
Holmes & Watson – Hidden Objects
Lie Detector Alarm for iPhone
Mirror Camera - Pro
Mirror for face - Free
Nature’s Beauty
North American Deer
Phone Scale – Highly Accurate
Phone Security - Fingerprint Protection - Pro
Phone Security - Fingerprint Protection – Free
Real Fingerprint Security Scanner - Free
Scale for Phone
Security Collection 4 Apps in 1
5.	Pipeline of current applications in any stage of development, including but not limited to initial ideation.
6.	Apple developer account and corresponding developer license.
7.	Linkshare.com account.
8.	Contact information for all developers and vendors.
9.	All past marketing promotions that Sellers have used to successfully market the applications.
10.	Sellers notes and ideas on the business, including actionable items that can be implemented to increase the profits of the business.
11.	All trademarks, service marks, names, logos, images and copy used or created for the Business, including but not limited to the name “Empire Apps”
12.	Any and all methods and / or systems in use to develop, deploy, market and sell applications and any other products sold by Empire today and to be sold in the future

EXHIBIT "C"

DUTIES, OBLIGATIONS, AND LIABILITIES ASSUMED

1. Domain registration for EmpireApps.com.

2. Website hosting for EmpireApps.com.

3. Apple Developer’s License ($99/year).

4. AppFigures Service($15/month)

5. Quickbooks ($30/month)